EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
As of December 31, 2013, the active subsidiaries of the Company were:
CMP Display Systems, Inc., a California corporation
Composite Structures, LLC, a Delaware limited liability company
Ducommun AeroStructures, Inc., a Delaware corporation
Ducommun AeroStructures Mexico, LLC, a Delaware limited liability company
Ducommun AeroStructures New York, Inc., a New York corporation
Ducommun LaBarge Technologies, Inc., an Arizona corporation
Ducommun LaBarge Technologies, Inc., a Delaware corporation
Ducommun Technologies (Thailand) Ltd., a Thailand corporation
LaBarge Electronics, Inc., a Missouri corporation
LaBarge/STC, Inc., a Texas corporation
LaBarge Acquisition Company, Inc., a Missouri corporation
Miltec Corporation, an Alabama corporation